SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number: 0-19579


         (Check One)

         [X] Form 10-K and Form 10-KSB    [ ] Form 11-K
         [ ] Form 20-F    [ ] Form 10-Q   [ ] Form N-SAR
         For Period Ended:  December 31, 2000

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:  N/A
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         Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
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                                     Part I
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                             Registrant Information
                             ----------------------

         Full Name of Registrant:  Interactive Network, Inc.
                                   ---------------------------------------------
         Former name if applicable: N/A
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         Address of Principal
         Executive Office (Street and Number): 180 Second Street, Suite B
                                               ------------------------------
                                               Los Altos, California 94022

                                     Part II
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                             Rules 12b-25(b) and (c)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    Part III
                                    --------

                                    Narrative
                                    ---------

         State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant has devoted all of its attention and energy to the further development of its business and accordingly is unable to file its Form 10-K for the year ended December 31, 2000 within the prescribed time period without unreasonable effort and expense.

                                     Part IV
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                                Other Information
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(1)      Name and telephone number of person to contact in regard to this notification:

         Bruce W. Bauer                 (650)                     947-3345
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         (Name)                      (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof? [ ] Yes     [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            INTERACTIVE NETWORK, INC.
                            -------------------------
                  (Name of Registrant as specified in charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 2, 2001                      /s/ Bruce Bauer
                                         --------------------------------------
                                         Bruce W. Bauer
                                         CEO and President